Exhibit 99.1

RealPage Acquires Indatus, the Industry Leader in Smart Answer Automation

Adds 11,000 apartment communities

CARROLLTON, Texas (June 2, 2015) - RealPage, Inc. (NASDAQ: RP), a leading provider of on-demand software and software-enabled services to the rental housing industry, today announced it has acquired select assets of ICIM Corporation, marketed under the trade name Indatus. Indatus provides a suite of cloud-based, smart answer automation and routing solutions that handle maintenance calls for over 11,000 apartment communities. The solutions enable property owners and managers to increase the efficiency and accountability of maintenance staff, in addition to ensuring maintenance and emergency calls are promptly resolved.

RealPage plans to combine the Indatus solutions with its Level One live agent solutions. The combined offering is expected to enable unmatched lead and resident management capabilities targeted not only to the multifamily rental housing market, but also to the single family and vacation rental markets.

“Our clients will have the option of choosing a custom combination of live agent response and answer automation for leasing or maintenance calls,” said Michael Daley, president of Level One at RealPage. “Live agent response is the most effective way to significantly increase capture rates for leads and improve resident satisfaction on service calls, but new smart answer automation capabilities fill a need for some properties wanting a low-touch option for calls to be answered and managed. We believe the capabilities acquired through Indatus give us the ability to offer compelling new products, including a powerful new solution that captures maintenance calls through answer automation, transcribes the calls with our live agents and injects a service request seamlessly into any property management system - greatly increasing tracking accuracy and the effectiveness of the local maintenance technicians.”

“We believe the acquisition of Indatus creates revenue synergies that are compelling across all rental housing markets and selected RealPage product families,” said Bryan Hill, CFO of RealPage. “As we combine the two platforms over time, we also expect to remove redundant technology and costs. Most importantly, Indatus serves rental housing units that are new to RealPage, increasing our total units that use one or more of our solutions to over 10 million. These unique units offer a tremendous opportunity to accelerate revenue growth through cross-selling our current solutions, which possess a $350 per year potential per conventional property unit.”

Financial Summary

The acquisition purchase price of approximately $49.0 million is subject to certain adjustments, including up to $2.0 million in additional earn-out consideration that may become payable if certain post-closing revenue milestones are achieved. For the trailing 12 months ended March 31, 2015, revenue for Indatus was $11.5 million with Adjusted EBITDA of $2.4 million. The company expects to integrate the acquisition into its existing live agent solutions over the remainder of 2015. The acquisition is expected to contribute revenue of $7.0 million to $7.5 million and Adjusted EBITDA of $1.2 million to $1.5 million in 2015.

To learn more about RealPage’s live agent and automated lead and resident management solutions, please visit www.realpage.com/level-one.

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About RealPage

RealPage, Inc. is a leading provider of comprehensive property management software solutions for the multifamily, commercial, single-family and vacation rental housing industries. These solutions help property owners increase efficiency, decrease expenses, enhance the resident experience and generate more revenue. Using its innovative SaaS platform, RealPage’s on-demand software enables easy system integration and streamlines online property management. Its product line covers the full spectrum of property management, leasing and marketing, asset optimization and resident services solutions. Founded in 1998 and headquartered in Carrollton, Texas, RealPage currently serves over 10,000 clients worldwide from offices in North America, Europe and Asia. For more information about the company, visit http://www.realpage.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains "forward-looking" statements relating to RealPage, Inc.'s expected, possible or assumed future results and potential growth and plans, including statements regarding the results that may be obtained through use of the company’s products and services on either a stand-alone basis or when combined with those of Indatus, cross-selling opportunities and other revenue and cost synergies that may result from the Indatus acquisition, possible future product offerings, possible effects on revenue growth and Adjusted EBITDA, and expectations regarding integration of the Indatus acquisition. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as "expects," "believes," "plans," or similar expressions and the negatives of those terms. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Additional factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions, including leasing velocity or uncertainty cause information technology spending, particularly in the rental housing industry, to be reduced or purchasing decisions to be delayed; (b) an increase in insurance claims; (c) an increase in customer cancellations; (d) the inability to increase sales to existing customers and to attract new customers; (e) RealPage, Inc.'s failure to integrate acquired businesses, including Indatus, and any future acquisitions successfully; (f) the timing and success of new product introductions by RealPage, Inc. or its competitors; (g) changes in RealPage, Inc.'s pricing policies or those of its competitors; (h) legal or regulatory proceedings; (i) the inability to complete the integration of our LeaseStar products and deliver enhanced functionality on a timely basis; (j) the inability to achieve revenue growth or to enable margin expansion; and (k) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by RealPage Inc., including its Quarterly Report on Form 10-Q previously filed with the SEC on May 8, 2015. All information provided in this release is as of the date hereof and RealPage Inc. undertakes no duty to update this information except as required by law.

Contact:
Investor Relations
Rhett Butler
(972) 820-3773
rhett.butler@realpage.com